Exhibit 5.2

January 11, 2008

Buckeye Partners, L.P.

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania  18031

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), and Buckeye GP LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), in connection with the Partnership’s offer and sale (the “Offering”) of $300,000,000 aggregate principal amount of its 6.05% notes due 2018 (the “Notes”) pursuant to the Registration Statement  on Form S-3 (Reg. No. 333-127868) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), as filed with the Securities and Exchange Commission (the “SEC”).  The Notes will be issued under an Indenture dated as of July 10, 2003 (the “Base Indenture”) among the Partnership and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (as successor-in-interest to SunTrust Bank), as trustee (the “Trustee”), as supplemented by a Fifth Supplemental Indenture to be dated as of January 11, 2008 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion, including the Indenture and the form of the Notes.  In such examination, we assumed the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Notes, when issued and delivered on behalf of the Partnership against payment therefor pursuant to the underwriting agreement entered into in connection with the Offering, will be duly authorized, executed and issued by the Partnership and, assuming that the Notes have been duly authenticated by the Trustee, constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms and will be entitled to the benefits of the Indenture.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the laws of the Delaware Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus supplement forming a part of the Registration Statement and to the filing of this opinion as an exhibit to a Form 8-K that will be incorporated by reference in the Registration Statement, but we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.